Putnam Diversified Income Trust, September 30, 2016, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 79,466
Class B		  2,800
Class C   	 36,629
Class M		  7,590

72DD2 (000s omitted)

Class R		    200
Class R5	      0
Class R6	    579
Class Y		 77,551

73A1

Class A	    	  0.366
Class B	    	  0.316
Class C	    	  0.316
Class M 	  0.354

73A2

Class R	    	  0.353
Class R           0.128
Class R6 	  0.390
Class Y	    	  0.381

74U1	(000s omitted)

Class A	        180,464
Class B	          7,974
Class C	         96,318
Class M	         20,426

74U2	(000s omitted)

Class R		    501
Class R6	  1,484
Class Y	        142,238

74V1

Class A		   6.86
Class B		   6.79
Class C		   6.75
Class M		   6.75

74V2

Class R		   6.78
Class R6	   6.80
Class Y		   6.80


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.